Exhibit (16)
                    Schedule for Each Performance Quotation.

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                                                                      EXHIBIT 16



Form of computation of performance quotation


 Yields. A Fund's "yield" (referred to as "standardized yield") for a given 30-day period for a class of shares is calculated using the following formula set forth in rules adopted by the Securities and Exchange Commission that apply to all funds that quote yields:
                                      6
     Standardized Yield = 2 [(a-b + 1) - 1]
                             -----
                              cd

The symbols above represent the following factors:

     a = dividends and interest earned during the  30-day period.
     b = expenses accrued for the period (net of any expense reimbursements).
     c = the average daily number of shares outstanding during the 30-day period that were entitled to receive dividends.
     d = the maximum offering price per share of the class on the last day of the period, adjusted for undistributed net investment income.


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EXHIBIT 16



Form of computation of performance quotation


Total Returns. The "average annual total return" of each class of a fund is an average annual compounded rate of return for each year in a specified number of years. It is the rate of return based on the change in value of a hypothetical initial investment of $1,000 ("P" in the formula below) held for a number of years ("n") to achieve an Ending Redeemable Value ("ERV"), according to the following formula:
              n
     (  ERV  ) - 1 = Average Annual Total Return ("T")
     --------
     (   P   )

     Where: P    =     A hypothetical initial payment of $1000
            T    =     Average annual total return
            n    =     Number of years
            ERV  = Ending redeemable value of a hypothetical $1,000 payment made at the beginning of the one, five, or 10 year periods at the end of the one, five, or 10 year periods (or fractional portion thereof).

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